For the period ending January 31, 1998       Exhibit 77C
          File number 811-7804



                    Managed High Yield Fund Inc.


               On November 20, 1997 the Fund's stockholders elected board members and ratified the selection of independent auditors. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.